CERTIFICATE OF MERGER

OF

BEACON ACQUISITION CORP.

(a Delaware corporation)

WITH AND INTO

BEACON ENERGY CORP.

(a Delaware Corporation)

(Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law)

The undersigned corporations, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify:

FIRST: Beacon Acquisition Corp., is being merged into Beacon Energy Corp.

SECOND: That an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”), whereby Beacon Acquisition Corp. is merged with and into Beacon Energy Corp., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Title 8, Section 251(c) of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation is Beacon Energy Corp.

FOURTH: That the Certificate of Incorporation of Beacon Energy Corp. shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the merger is to become effective upon filing.

SIXTH: That the executed Merger Agreement is on file at the office of the surviving corporation located at Beacon Energy Corp., 186 North Avenue East, Cranford, New Jersey 07016.

SEVENTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

EIGHTH: That (i) Beacon Energy Corp. may be served with process in Delaware in any proceeding for enforcement of any obligation of Beacon Acquisition Corp., as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and (ii) Beacon Energy Corp. hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding and the Secretary of State shall mail a copy of any such process to Beacon Energy Corp., 186 North Avenue East, Cranford, New Jersey 07016.

NINTH: That the Merger Agreement has been approved by the holders of at least a majority of the outstanding shares of stock of Beacon Energy Corp., by written consent in lieu of a meeting of the stockholders.

TENTH: That the Merger Agreement has been approved by the holders of at least a majority of the outstanding shares of stock of Beacon Acquisition Corp., by written consent in lieu of a meeting of the stockholders.

[Signature Page Follows]

[SIGNATURE PAGE TO CERTIFICATE OF MERGER]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 30 day of June, 2008.

BEACON ACQUISITION CORP.

By:	/s/ Frederick L. Sliva
Name: Frederick L. Sliva
Title: President

BEACON ENERGY CORP.

By:	/s/ Dylan K. Remley
Name: Dylan K. Remley
Title: Chief Executive Officer